2012 & 2013 Selected Quarterly Data November 12, 2013

Discontinued Operations Presentation • During the third quarter of 2013, the company classified its Frontier operations as discontinued operations due to the expected sale of Frontier during the fourth quarter of 2013. • Under U.S. GAAP, the company made certain reclassifications in its historical financial presentation to reflect Frontier as discontinued operations. • In addition to the reclassification of the Frontier operations, discontinued operations adjustments include the reclassification of a portion of management fees to the Republic Segment that were previously allocated to the Frontier Segment; partially offset by the reclassification of expenses related to Lynx and Midwest to discontinued operations (previously included in the Republic Segment). • Slides 3 and 4 present selected quarterly information of the company giving effect to the discontinued operations for 2013 and 2012, respectively. 11/12/2013 2 © Republic Airways Holdings, Inc.

2013 Selected Quarterly Data

	Three Months Ended			9 Months Ended
	March 31, 2013	June 30, 2013	September 30, 2013	September 30, 2013
Republic Segment Pre-tax Income (as previously reported)	$ 20.6	$ 27.7		
Discontinued Operations Adjustments[1]	(1.3)	(0.7)		
Income Tax Expense	7.9	10.9		
GAAP Income from Continuing Operations	$ 11.4	$ 16.1	$ 4.3	$ 31.8
Non-Recurring Items[2]	-	-	21.2	21.2
Tax Effect of Items	-	-	8.2	8.2
Ex-Items Income from Continuing Operations	$ 11.4	$ 16.1	$ 17.3	$ 44.8
GAAP Diluted EPS from Continuing Operations[3]	$ 0.23	$ 0.30	$ 0.09	$ 0.60
Diluted EPS for non-recurring items[2]	-	-	0.25	0.24
Ex-items Diluted EPS[3]	$ 0.23	$ 0.30	$ 0.34	$ 0.84

Note: Q4 2013 guidance provided on the November 7, 2013 earnings call was $0.30 to $0.40 of diluted EPS from continuing operations ($1.14 to $1.24 per share for FY 2013).

1. Discontinued operations adjustments include the reclassification of a portion of management fees to the Republic Segment that were previously allocated to the Frontier Segment; partially offset by the reclassification of expenses related to Lynx and Midwest to discontinued operations (previously included in the Republic Segment).
2. Non-cash impairment charge to reduce the carrying value of seven owned E190 aircraft and write-off the maintenance deposits on three leased E190 aircraft.
3. YTD EPS amounts may not be the sum of quarterly results due to differences in the number of diluted shares.

© Republic Airways Holdings Inc.

3

2012 Selected Quarterly Data

	Three Months Ended				12 Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31. 2012	December 31, 2012
Republic Segment Pre-tax Income (as previously reported)	$ 10.9	$ 19.0	$ 12.6	$ 19.8	$ 62.3
Discontinued Operations Adjustments[1]	(0.9)	(2.1)	(2.0)	(6.2)	(11.2)
Income Tax Expense	4.0	6.7	4.3	4.6	19.6
GAAP Income from Continuing Operations	$ 6.0	$ 10.2	$ 6.3	$ 9.0	$ 31.5
Non-Recurring Items[2, 3]	-	-	2.9	4.3	7.2
Tax Effect of Items	-	-	1.2	1.7	2.9
Ex-Items Income from Continuing Operations	$ 6.0	$ 10.2	$ 8.0	$ 11.6	$ 35.8
GAAP Diluted EPS from Continuing Operations[4]	$ 0.12	$ 0.21	$ 0.13	$ 0.18	$ 0.64
Diluted EPS for non-recurring items[2, 3]	-	-	0.03	0.06	0.11
Ex-items Diluted EPS[4]	$ 0.12	$ 0.21	$ 0.16	$ 0.24	$ 0.75

1. Discontinued operations adjustments include the reclassification of a portion of management fees to the Republic Segment that were previously allocated to the Frontier Segment; partially offset by the reclassification of expenses related to Lynx and Midwest to discontinued operations (previously included in the Republic Segment).
2. Q3 2012 includes:
   - $11.2 million of pre-tax loss on sale of E190s
   - $8.3 million of pre-tax gain on sale of slots
3. Q4 2012 includes $4.3 million of professional and legal fees related to Chautauqua restructuring
4. YTD EPS amounts may not be the sum of quarterly results due to differences in the number of diluted shares.

11/12/2013
© Republic Airways Holdings, Inc.
4